Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194285

$600,000,000

Offer to Exchange

5.875% Senior Notes due 2023,

which have been registered under the Securities Act of 1933,

for any and all outstanding

5.875% Senior Notes due 2023,

which have not been registered under the Securities Act of 1933,

of

Resolute Forest Products Inc.

•	We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

•	This exchange offer expires at 12:01 a.m., New York City time, on May 27, 2014, unless extended.

•	No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

•	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

•	A broker-dealer who acquired original notes as a result of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resale of the new notes.

See “Risk Factors” beginning on page 11 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

The notes are guaranteed jointly and severally by all of our current and future wholly-owned U.S. subsidiaries that guarantee our senior secured asset-based revolving credit facility (the “ABL Credit Facility”). The notes and the guarantees are our and the guarantors’ senior obligations and rank pari passu in right of payment with all our and the guarantors’ existing and future senior indebtedness. The notes will be senior in right of payment to all our future subordinated indebtedness. The notes are structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the notes. The notes and the note guarantees are also effectively subordinated to our existing and future secured indebtedness, including the indebtedness under the ABL Credit Facility, to the extent of the value of the collateral securing such indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this document.

This prospectus incorporates important business and financial information about the company that is not included in or delivered with this document. For more information regarding the documents incorporated by reference into this prospectus, see “Where You Can Find More Information” beginning on page 93. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to:

Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montréal, Québec

Canada H3C 2M1

Telephone: (514) 875-2515

Attn: Corporate Secretary

In order to obtain timely delivery, security holders must request the information no later than May 19, 2014, which is five business days before the expiration date of the exchange offer.

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FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The words “estimate,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the documents incorporated by reference in this prospectus and are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You are cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the forward-looking statements include:

•	industry conditions generally, including intense competition and the highly cyclical nature of our industry;

•	growth in alternative media that reduces the demand for print media and our products;

•	general economic and market conditions, including the new residential construction market in the U.S.;

•	our capital intensive operations and the adequacy of our capital resources;

•	our pension funding obligations in Canada and the United States;

•	our ability to obtain permits to operate our facilities and continue to remain in compliance with environmental laws and regulations;

•	our plans and objectives for future operations and expansion or consolidation;

•	strikes and other labor-related supply chain disruptions that may impact our ability to operate our facilities;

•	fluctuations in foreign currency exchange rates, especially those relative to the U.S. dollar and the Canadian dollar;

•	the success of our implementation of additional measures to enhance our operating efficiency and productivity;

•	the costs of raw materials such as energy, chemicals and fiber; and

•	the risk factors set forth or incorporated by reference under the section titled “Risk Factors” of this prospectus.

All forward-looking statements contained or incorporated in this prospectus are expressly qualified by the cautionary statements contained or referred to in this section and in our other filings with the United States Securities and Exchange Commission (the “SEC”). We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider prior to making a decision to exchange original notes for new notes. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 11 of this prospectus, and the additional documents to which we refer you. You can find information with respect to these additional documents under the caption “Where You Can Find More Information” beginning on page 93.

Unless otherwise indicated, in this prospectus, the terms “Resolute Forest Products,” the “Company,” “we,” “our,” and “us” refer to Resolute Forest Products Inc. and its subsidiaries on a consolidated basis unless otherwise stated or the context indicates otherwise. References to the “notes” are references to the outstanding 5.875% Senior Notes due 2023 and the exchange 5.875% Senior Notes due 2023 offered hereby, collectively. Definitions for certain other defined terms may be found under “Description of the Notes — Certain Definitions” appearing below.

Our Company

Resolute Forest Products Inc.

We are a global leader in the forest products industry, with a diverse range of products, including newsprint, specialty papers, market pulp and wood products, which are marketed in close to 90 countries. We own or operate over 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada.

Our corporate offices are located at 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1, and our telephone number at that location is (514) 875-2515. Our website is located at http://www.resolutefp.com. None of the information that appears on or is linked to or from our website is incorporated by reference into or is otherwise made a part of this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $600,000,000 aggregate principal amount of our new 5.875% Senior Notes due 2023 (the “new notes”) for up to $600,000,000 aggregate principal amount of our original 5.875% Senior Notes due 2023 (the “original notes”), which are currently outstanding. Original notes may only be exchanged in a minimum principal amount of $2,000 and $1,000 principal increments above such minimum. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

Resales Without Further Registration	Based on interpretations by the staff of the SEC in several no action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period beginning on the date the exchange offer is consummated and ending on the earlier of 30 days after the effective date of the registration statement of which this prospectus forms a part (which is the date of this prospectus) and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities. See “Plan of Distribution.”

Expiration Date	12:01 a.m., New York City time, on May 27, 2014, unless we extend the exchange offer.

Accrued Interest on the New Notes and Original Notes	The new notes will bear interest from November 15, 2013, the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive. See “The Exchange Offer — Conditions.”

Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.

Special Procedures for Beneficial Holders	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:

•	your original notes are not immediately available; or

•	time will not permit your required documents to reach the exchange agent prior to 12:01 a.m., New York City time, on the expiration date of the exchange offer; or

•	you cannot complete the procedures for delivery by book-entry transfer prior to 12:01 a.m., New York City time, on the expiration date of the exchange offer.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 12:01 a.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.

Material U.S. Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:

•	no gain or loss will be realized by a holder upon receipt of a new note;

•	a holder’s holding period for the new notes will include the holding period of the original notes; and

•	the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in connection with the exchange offer. See “The Exchange Offer – Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Summary of Terms Of New Notes

The exchange offer constitutes an offer to exchange up to $600,000,000 aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of Resolute Forest Products evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See “Description of the Notes.”

Comparison with Original Notes

Freely Transferable	The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The new notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the original notes, with the exception that the new notes will be registered under the Securities Act. See “The Exchange Offer — Terms of the Exchange Offer.”

Registration Rights	The holders of the original notes currently are entitled to certain registration rights pursuant to the registration rights agreement entered into on the issue date of the original notes by and among Resolute Forest Products, the subsidiary guarantors named therein and the initial purchasers named therein, including the right to cause Resolute Forest Products to register the original notes for resale under the Securities Act if the Exchange Offer is not consummated prior to the time so required pursuant to the registration rights agreement. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

Terms of New Notes

Issuer	Resolute Forest Products Inc.

Notes Offered	The form and terms of the new notes will be the same as the form and terms of the original notes except that:

•	the new notes will bear a different CUSIP number from the original notes;

•	the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the new notes.

The notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.

Maturity Date	May 15, 2023.

Interest	Interest on the notes will accrue at a rate of 5.875% per annum. Interest on the notes is payable on May 15 and November 15 of each year.

Guarantees	The new notes will be guaranteed jointly and severally by each of our current and future wholly-owned U.S. subsidiaries that guarantee the ABL Credit Facility. Under certain circumstances, the subsidiary guarantors may be released from their guarantees without the consent of the holders of the notes. See “Description of Notes — Note Guarantees.”

Ranking	The new notes and the guarantees will be our and the guarantors’ senior obligations and will rank pari passu in right of payment with all our and the guarantors’ existing and future senior indebtedness. The new notes will be senior in right of payment to all our future subordinated indebtedness. The new notes will be structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the notes. The new notes and the note guarantees will also be effectively subordinated to our existing and future secured indebtedness, including the indebtedness under the ABL Credit Facility, to the extent of the value of the collateral securing such indebtedness.

As of December 31, 2013, we had no material indebtedness outstanding (other than the notes and $39 million of ordinary course letters of credit issued under our ABL Credit Facility). As of December 31, 2013, our non-guarantor subsidiaries had approximately $3.7 billion in total assets, and $1.9 billion in total liabilities, including $534 million of indebtedness, that would have been structurally senior to the notes. For the year ended December 31, 2013, our non-guarantor subsidiaries had aggregate revenues of $3.0 billion.

Optional Redemption	On or after May 15, 2017, we may redeem some or all of the notes at the redemption prices set forth under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes prior to May 15, 2017 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

Before May 15, 2016, we may redeem up to 35% of the notes issued under the indenture with the net cash proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the notes issued under the indenture remain outstanding after the redemption.

Change of Control	Upon the occurrence of a change of control, holders of the notes will have the right, subject to certain conditions, to require us to repurchase their notes at a price equal to 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

Covenants	The indenture governing the notes limits our ability and the ability of the restricted subsidiaries to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	pay dividends or make distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	incur liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person;

•	enter into transactions with affiliates; and;

•	enter into new lines of business.

Each of the covenants is subject to a number of important exceptions and qualifications. Most covenants will cease to apply if the notes are rated investment grade. See “Description of Notes — Certain Covenants.”

No Listing on any Securities Exchange	We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated system.

Risk Factors	You should carefully consider the information under “Risk Factors” beginning on page 11 of this prospectus and all other information included or incorporated by reference in this prospectus prior to making a decision to exchange original notes for new notes.

For additional information regarding the notes, see the “Description of the Notes” section of this prospectus.

Summary Historical Financial Data

Set forth in the tables below is summary historical financial and other data about Resolute Forest Products. We derived the summary historical financial information and other financial data in the tables as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 from our audited consolidated financial statements and related notes that are included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, and incorporated herein by reference.

The results of operations included in the following tables are not necessarily indicative of the results to be expected for future periods. You should read the summary historical financial data set forth below together with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and the related notes incorporated by reference into this prospectus.

	Historical year ended December 31,
	2013	2012	2011
	(dollars in millions)
Statement of Operations Data:
Sales	$4,461	$4,503	$4,756
Cost of sales, excluding depreciation, amortization and distribution costs	3,446	3,485	3,581
Depreciation and amortization	243	233	220
Distribution costs	521	514	547
Selling, general and administrative expenses	166	149	158
Closure costs, impairment and other related charges	(89)	(185)	(46)
Net gain on disposition of assets	(2)	(35)	(3)

Operating income (loss)	(2)	(28)	207
Interest expense	(51)	(66)	(95)
Other income (expense), net	(62)	22	(48)

(Loss) income before income taxes	(115)	(72)	64
Income tax (provision) benefit	(524)	39	(19)

Net income (loss) including noncontrolling interests	(639)	(33)	45
Net loss attributable to noncontrolling interests	—	34	2

Net income (loss) attributable to Resolute Forest Products Inc.	(639)	1	$47

Cash Flow Data:
Net cash provided by (used in) operating activities	$206	$266	$198
Net cash provided by (used in) investing activities	(151)	(75)	245
Net cash provided by (used in) financing activities	4	(297)	(393)
Capital expenditures	161	169	97

Other Financial Data and Credit Statistics:
EBITDA(1)	$179	$227	$379
Adjusted EBITDA(1)	377	393	490
Net debt(2)	277	271	252
Total debt/Adjusted EBITDA(1)	1.6	1.4	1.3
Net debt/Adjusted EBITDA(1)	0.7	0.7	0.5

	Historical year ended December 31,
	2013	2012
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$322	$263
Accounts receivable, net	634	697
Inventories, net	529	558
Fixed assets, net	2,289	2,440
Total assets	5,385	6,333
Total debt	599	534
Pension and other post-retirement benefit obligations	1,294	1,946
Total liabilities	2,546	3,208
Total equity	2,839	3,125

(1)	Earnings before interest expense, income taxes and depreciation, or “EBITDA” adjusted EBITDA and adjusted EBITDA margin are not financial measures recognized under generally accepted accounting principles, or “GAAP”. EBITDA is calculated as net (loss) income including noncontrolling interests from the consolidated statements of operations, adjusted for interest expense, income taxes and depreciation and amortization. Adjusted EBITDA means EBITDA, excluding special items such as foreign exchange translation gains and losses, severance costs, closure costs, impairment and other related charges, inventory write-downs related to closures, start up costs of idled mills, gains and losses on dispositions of assets, net loss on extinguishment of debt, transaction costs and other charges or credits that are excluded from our segments’ performance from GAAP operating income (loss). Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of sales. We believe that using measures such as EBITDA, adjusted EBITDA and adjusted EBITDA margin is useful because they are consistent with the indicators management uses internally to measure the Company’s performance and it allows the reader to more easily compare our ongoing operations and financial performance from period to period.

	Historical year ended December 31,
	2013	2012	2011
	(dollars in millions)
Net income (loss) including noncontrolling interests	$(639)	$(33)	$45
Interest expense, net	51	66	95
Income tax (benefit) provision	524	(39)	19
Depreciation and amortization	243	233	220
EBITDA	$179	$227	$379
Foreign exchange translation loss (gain)	24	(17)	21
Severance costs	—	5	12
Closure costs, impairment and other related charges	89	185	46
Inventory write-downs related to closures	11	12	3
Start up costs of idled mills	32	13	—
Net gain on disposition of assets	(2)	(35)	(3)
Net loss on extinguishment of debt	59	—	—
Transaction costs	6	8	5
Other (income) expense, net	(21)	(5)	27
Adjusted EBITDA	$377	$393	$490

(2)	Net debt is defined as total debt less cash and cash equivalents.

RISK FACTORS

An investment in the new notes offered hereby involves a high degree of risk. You should carefully consider the following risk factors before you decide whether to invest in the new notes. We urge you to carefully read this prospectus and the documents incorporated by reference herein. You should review all of the risks attendant to being an investor in the new notes prior to making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Risks Related to the Notes and the Exchange Offer

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, and other cash requirements, including our significant pension funding obligations, we could face substantial liquidity problems and could be forced to reduce or delay capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing our ABL Credit Facility and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Certain Indebtedness” and “Description of Notes.”

In addition, we conduct our operations through our subsidiaries, certain of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Although the indenture governing the notes and the agreements governing certain of our other existing indebtedness will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes. If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of notes could declare all outstanding principal and interest to be due and payable, the lenders under the ABL Credit Facility could terminate their commitments to loan money, our secured lenders, if any, could foreclose against the assets securing such borrowings and we could be forced into bankruptcy or liquidation, in each case, which could result in your losing your investment in the notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the credit agreement that governs our ABL Credit Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. In addition, to the extent any such indebtedness is secured, it will be effectively senior to the notes, up to the value of the collateral securing such indebtedness. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our ABL Credit Facility currently provides commitments of up to $665 million in the aggregate. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See the sections titled “Description of Notes” and “Description of Certain Indebtedness.”

The terms of our ABL Credit Facility and the indenture governing the notes, could restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture governing the notes and the credit agreement governing our ABL Credit Facility, contain a number of restrictive covenants that impose operating and financial restrictions on us and could limit our ability to engage in activities that might be in our long-term best interests, including, among other things, restrictions on our ability to: incur, assume or guarantee significant additional indebtedness; issue redeemable stock and preferred stock; pay dividends or make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase certain debt; make loans and investments; incur liens; restrict dividends, loans or asset transfers from our subsidiaries; sell or otherwise dispose of assets, including capital stock of subsidiaries; consolidate or merge with or into, or sell substantially all of our assets to, another person; enter into transactions with affiliates; and enter into new lines of business.

A breach of the covenants under the indenture governing our notes or under the ABL Credit Facility could result in an event of default, which could allow holders and lenders, as the case may be, to accelerate their debt and could result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. An event of default under the ABL Credit Facility would also allow the lenders to terminate all commitments to extend further credit thereunder. If we were unable to repay amounts due and payable under the ABL Credit Facility, the lenders would have the right to proceed against the collateral securing the indebtedness. In any of these events, we and our subsidiaries might not have sufficient assets to repay the indebtedness. As a result, we could be: limited in how we conduct our business; unable to raise additional debt or equity financing to operate during general economic or business downturns; or unable to compete effectively or to take advantage of new business opportunities.

Our Canadian pension obligations will be structurally senior in priority to the notes, and our U.S. pension obligation could be senior in priority to the notes.

Our Canadian defined benefit pension plans, which were underfunded by approximately $1.2 billion as of December 31, 2013 (as computed for on a solvency basis) are obligations of our Canadian subsidiaries, which are not guarantors of the notes. As a result, these obligations are structurally senior to our obligations under the notes. For additional information on our Canadian pension funding, see “Employee Benefit Plans” under Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

In addition, with respect to our U.S. tax-qualified defined benefit plans, which were underfunded by approximately $186 million as of December 31, 2013 (as computed for financial accounting purposes), the Pension Benefit Guaranty Corporation, or PBGC, has authority under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event our U.S. tax-qualified pension plans were terminated by the PBGC, we could be liable to the PBGC for the entire amount of the underfunding and, under certain circumstances, the liability could be senior to the notes.

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and the guarantors’ obligations under their guarantees of the notes will be unsecured, but our obligations under the ABL Credit Facility and each guarantor’s obligations under its guarantee of the ABL Credit Facility is secured by a security interest in substantially all of our and the guarantors’ tangible and intangible assets, including all of the equity interests of our and the guarantors’ wholly-owned U.S. subsidiaries and a portion of the stock of certain of our and the guarantors’ non-U.S. subsidiaries, in each case, subject to certain exceptions. The indenture governing the notes also permits us to incur other secured indebtedness, subject to various limitations, as described in ‘‘Description of Notes.’’ If we are declared bankrupt or insolvent, or if we default under the ABL Credit Facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, to be immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale.

As of December 31, 2013, we had approximately $561 million of senior secured borrowing availability under the ABL Credit Facility, subject to the borrowing base limitations and excluding $39 million of ordinary course letters of credit issued under the ABL Credit Facility. The indenture governing the notes permits us to incur substantial additional indebtedness in the future, including senior secured indebtedness.

The notes are structurally subordinated to all indebtedness of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes are guaranteed by all of our existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiaries that guarantee the ABL Credit Facility. Except for such subsidiary guarantors of the notes, our subsidiaries, including all of our non-domestic subsidiaries, have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.

As of December 31, 2013, our non-guarantor subsidiaries had approximately $3.7 billion in total assets and $1.9 billion in total liabilities, including $534 million of indebtedness, that was structurally senior to the notes. For the year ended December 31, 2013, our non-guarantor subsidiaries had aggregate revenues of $3.0 billion.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the ABL Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our ABL Credit Facility will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our ABL Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain. In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Many of the covenants in the indenture governing the notes would not apply from and after such time that the notes are rated investment grade by both Moody’s and Standard & Poor’s, even if the notes are subsequently rated below investment grade.

Many of the covenants contained in the indenture governing the notes will not apply from and after such time that the notes are rated investment grade by both Moody’s and Standard & Poor’s, and such covenants will not be reinstated if the notes are subsequently downgraded below investment grade. These covenants restrict, among other things, our ability and the ability of our restricted subsidiaries to incur or guarantee additional indebtedness or issue preferred stock, to pay distributions on, redeem or repurchase capital stock or redeem or repurchase certain debt, sell assets, enter into certain merger transactions, enter into transactions with affiliates, enter into agreements limiting the ability of subsidiaries to make distributions and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants will allow us to engage in certain actions that would not have been permitted were these covenants in force, and the effects of any such actions that we take once these covenants have terminated will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. In addition, if these covenants have terminated, we will not be required to offer to repurchase all outstanding notes upon the occurrence of change of control events unless the notes become rated below investment grade following the public notice of such change of control events.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following was also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent on the date of the issuance of the notes or the incurrence of the guarantees or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

Enforcement of any of the guarantees against any guarantor will be subject to certain defenses available to guarantors in the relevant jurisdiction. These laws and defenses generally include those that relate to corporate purpose or benefit, fraudulent conveyance or transfer, voidable preference, insolvency or bankruptcy challenges, financial assistance, preservation of share capital, thin capitalization, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a guarantor may have no liability or decreased liability under its guarantee depending on the amounts of its other obligations and applicable law. Limitations on the enforceability of judgments obtained in New York courts in such jurisdictions could also limit the enforceability of any guarantee against any guarantor.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that by virtue of the fact that the notes were issued by us for our direct benefit, and only indirectly for any guarantor’s benefit, that a guarantor did not receive reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to our or any of the guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of us or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes (or the guarantees). Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee contains a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. For example, in a Florida bankruptcy case, which has recently been reinstated by the United States Court of Appeals for the 11th Circuit on other grounds, this kind of provision was found to be ineffective to protect the guarantees.

Furthermore, in the event that a bankruptcy case were to be commenced under the bankruptcy code, we could be subject to claims, with respect to any payments made within 90 days prior to the commencement of such a case, that we or any of the guarantors were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the notes or the guarantees might be deemed to constitute a preference, under the bankruptcy code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate.

The liquidity of any trading market that develops for the notes may be adversely affected by future repurchases by us of notes through exchange offers, open market repurchases, privately negotiated transactions or otherwise.

We have in the past repurchased our securities and may in the future repurchase the notes, through exchange offers, open market repurchase, privately negotiated transactions or otherwise. If a significant percentage of the notes were repurchased or exchanged in any such transaction, the liquidity of the trading market for the notes, if any, may be substantially reduced. Any notes repurchased or exchanged will reduce the amount of notes outstanding. As a result, the notes may trade at a discount to the price at which they would trade if the applicable transaction was not consummated, subject to prevailing interest rates, the market for similar securities and other factors. A smaller outstanding amount of the notes may also make the trading prices of the notes more volatile. If a portion of the notes were repurchased or exchanged in the future, there might not be an active market in the notes and the absence of an active market could adversely affect your ability to trade the notes and the prices at which the notes may be traded.

Your ability to transfer the notes may be limited by the absence of an active trading market.

There is no established public market for the notes and an active market for the notes may not develop or, if developed, such a market may not continue. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

If you fail to exchange your original notes, you will face restrictions that will make the sale or transfer of your original notes more difficult.

If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. To the extent other original notes are tendered and accepted in the exchange offer and you elect not to exchange your original notes, the trading market, if any, for your original notes would be adversely affected because your original notes will be less liquid than the new notes. See “The Exchange Offer — Consequences of Failure to Exchange.”

Some holders that exchange their original notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their new notes.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your notes and could incur liability for failure to comply with applicable requirements.

THE EXCHANGE OFFER

Terms of the Exchange Offer

Purpose of the Exchange Offer

We sold $600,000,000 in principal amount of the original notes on May 8, 2013, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

In connection with the sale of original notes to the initial purchasers pursuant to a purchase agreement, dated April 26, 2013, among us and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated May 8, 2013 among us, the guarantors named therein and the initial purchasers named therein.

The registration rights agreement provides that, unless the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC, we:

•	will file an exchange offer registration statement for the notes with the SEC;

•	will use commercially reasonable efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act;

•	will use our commercially reasonable efforts to complete the exchange of the new notes for all original notes tendered prior thereto in the exchange offer no later than 400 days after the exchange the date the original notes were issued; and

•	will keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law or otherwise extended by us, at our option) after the date notice of the registered exchange offer is mailed to the holders of the original notes.

The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

The terms of the new notes issued in exchange for the original notes will be substantially identical to the terms of the original notes, except that the new notes are registered under the Securities Act, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes will not apply to the new notes. The new notes will evidence the same indebtedness as the original notes and will be entitled to the benefits of the indenture. The new notes will be treated as a single class under the indenture with any original notes that remain outstanding.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. The new notes will be issued in denominations of $2,000 in principal amount or any integral multiple of $1,000 in excess thereof in exchange for each $2,000 in principal amount or any integral multiple of $1,000 in excess thereof of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

Based on existing interpretations of the SEC contained in several no action letters to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as (i) the new notes are acquired in the ordinary course of the holder’s business, (ii) the holder is not engaging in or intending to engage in a distribution of the new notes, and (iii) the holder has no arrangement or understanding with any person to participate in the distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market–making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.

We will accept validly tendered original notes promptly following the expiration of the exchange offer by giving written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “The Exchange Offer — Conditions” without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes promptly after the expiration date.

Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Holders of original notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Shelf Registration Statement

Pursuant to the registration rights agreement, we have agreed to file a shelf registration statement if:

•	we are not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy and interpretations;

•	the exchange offer is not consummated within 400 days after the issue date of the original notes; or

•	prior to the 20th day following the consummation of this exchange offer (i) the initial purchasers request with respect to any original notes not eligible to be exchanged for new notes in this exchange offer or (ii) any holder notifies us that (A) such holder is prohibited by applicable law or SEC policy from participating in this exchange offer, or (B) such holder may not resell the new notes acquired by it in this exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales by the holder, or (C) such holder is a broker-dealer and holds new notes that were acquired directly from us or one of our affiliates.

We have agreed to file a shelf registration statement with the SEC as soon as practicable, but in any event no later than 30 days after the obligation arises as a result of one of the factors described above. Thereafter, we have agreed to use our commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC within 30 days after the obligation arises as a result of one of the factors described above. In addition, we agreed to use our commercially reasonable efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of two years following the date the shelf registration statement is declared effective or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it, subject to certain exceptions.

A holder that sells original notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the applicable registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information requested by us to be used in connection with the shelf registration statement within 20 business days of our request in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any additional interest in the registration rights agreement.

Additional Interest in Certain Circumstances

Pursuant to the registration rights agreement, we will be required to pay additional interest if a registration default exists. A registration default will exist if:

•	the exchange offer is not consummated within 400 days after May 8, 2013; or

•	any shelf registration statement required by the registration rights agreement is not declared effective by the SEC on or prior to the date specified for effectiveness;

•	any registration statement required by the registration rights agreement is declared effective but thereafter ceases to be effective be effective or fails to be usable for its intended purpose without being succeeded immediately by a post–effective amendment that cures such failure.

Additional interest will accrue on the principal amount of the original notes (in addition to the stated interest on the original notes) following the date on which any of the registration defaults described above has occurred and will continue until all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period while a registration default is continuing, up to a maximum rate of additional interest of 1.00% per annum. Any amounts of additional interest due will be payable in cash on the same interest payment dates as the original notes.

Expiration Date; Extensions; Amendment

We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right

•	to delay accepting any original notes and to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving written notice of such delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes. (We are required to extend the offering period for certain types of changes in the terms of the exchange offer, for example, a change in the consideration offered or percentage of original notes sought for tender.)

All conditions set forth under “The Exchange Offer — Conditions” must be satisfied or waived prior to the expiration date.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. In the event of a material change in the exchange offer, including the waiver of a material condition by us, we will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the notice of the material change.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 12:01 a.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 12:01 a.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

Only a holder of original notes may tender original notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

•	for the account of an eligible guarantor institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful. We also reserve the absolute right to waive any irregularities or defects as to the original notes. If we waive any condition of the notes for any note holder, we will waive such condition for all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, promptly following the expiration date.

In addition, we reserve the absolute right in our sole discretion to:

•	purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “The Exchange Offer — Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

•	to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering, each holder will represent to us that, among other things:

•	such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

•	neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

•	if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company (“DTC”) for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with DTC’s procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and

•	whose original notes are not immediately available; or

•	who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 12:01 a.m., New York City time, on the expiration date of the exchange offer; or

•	who cannot complete the procedures for delivery by book-entry transfer prior to 12:01 a.m., New York City time, on the expiration date of the exchange offer,

may effect a tender if:

•	the tender is made by or through an “eligible guarantor institution”;

•	prior to 12:01 a.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent’s message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent’s message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 12:01 a.m., New York City time, on the expiration date.

To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 12:01 a.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender; and

•	specify the name in which any such original notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under “The Exchange Offer — Exchange Offer Procedures” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

•	in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

•	any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

•	any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated for that purpose.

If any of the foregoing conditions exist, we may, in our reasonable discretion:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders;

•	extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

•	waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the date of such prospectus supplement.

Exchange Agent

We have appointed Wells Fargo Bank, National Association, as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to Wells Fargo Bank addressed as follows:

By Mail, Overnight Courier or Hand Delivery:

Registered and Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Regular Mail or Courier: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6 St. & Marquette Avenue Minneapolis, MN 55479	In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building -12 Floor 608 Second Avenue South Minneapolis, MN 55402
By Facsimile (for Eligible Institutions only): (612) 667-6282
For Information of Confirmation by Telephone: (800) 344-5128

Wells Fargo Bank, National Association, is the trustee under the indenture governing the original notes and the new notes.

Fees and Expenses

We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

We will pay Wells Fargo Bank, National Association, as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us.

Consequences of Failure to Exchange

Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and conditions of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

Neither our affiliates nor the affiliates of the guarantors have any interest, direct or indirect, in the exchange offer.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations to register an exchange offer of the new notes for the original notes required by the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

Year Ended December 31,
Successor					Predecessor
2013		2012		2011	2010	2009
—	(a)	—	(a)	1.6x	3.4x	—	(a)

(a)	For the years ended December 31, 2013, 2012 and 2009, earnings were inadequate to cover fixed charges, resulting in a deficiency of $117 million, $74 million and $1,682 million, respectively.

For purposes of calculating the ratio of earnings to fixed charges for each period, earnings consist of pre-tax income (loss) from continuing operations before income taxes, excluding fixed charges less capitalized interest. Fixed charges for each period consist of interest expense, capitalized interest, the estimated interest component of rent expense and amortized premium, discounts and deferred financing costs related to indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summarizes the principal terms of our material debt agreements.

ABL Credit Facility

The ABL Credit Facility, which expires on October 28, 2016, is an asset-based, revolving credit facility with an aggregate lender commitment of up to $665 million. As amended, it includes a $60 million swingline sub-facility and a $200 million letter of credit sub-facility. It also provides for an uncommitted incremental loan facility of up to $200 million, subject to certain terms and conditions. Revolving loans and letters of credit under the facility are subject to borrowing base availability, which is calculated monthly on the basis of eligible accounts receivable and inventory, minus certain reserves. The facility was undrawn as of December 31, 2013, except for $39 million of ordinary course letters of credit; availability was $561 million.

Generally, our obligations under the facility are guaranteed by certain material subsidiaries and they are secured by first priority liens on accounts receivable, inventory and related assets.

Our borrowings under the ABL Credit Facility bear interest at a rate equal to a specified base rate, the Canadian prime rate or the Eurodollar rate, in each case plus an applicable margin. We pay a commitment fee from 0.375% to 0.50% per year, subject to monthly pricing adjustments, and a fee on outstanding letters of credit at a rate equal to the applicable margin in respect of Eurodollar borrowings, plus a facing fee, as agreed to in writing from time to time, and certain administrative fees.

Loans and unused commitments under the facility are voluntarily repayable, in whole or in part, at any time without premium or penalty. As recently amended, the facility does not include financial covenants, except for a minimum consolidated fixed charge coverage ratio if excess availability falls below the greater of: (i) $50 million and (ii) 10% of the lesser of (A) the total commitments and (B) the borrowing base then in effect. The requirement, as then in effect, was not triggered at any time in 2013 as excess availability was above these levels.

The ABL Credit Facility contains customary covenants for asset-based credit agreements of this type, and imposes certain restrictions, subject to a number of exceptions and qualifications, including limits on our ability to:

•	incur and repay indebtedness;

•	incur liens;

•	make certain restricted payments;

•	make certain investments;

•	merge, consolidate and dispose of assets;

•	enter into transactions with affiliates;

•	amend, modify or terminate the Canadian pension and benefit plans; and

•	modify material indebtedness.

The ABL Credit Facility also contains customary requirements to deliver financial statements, other reports and notices, as well as events of default, subject to grace periods and notice requirements.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Issuer” refers to Resolute Forest Products Inc. and not to any of its Subsidiaries. In this description, the term “Notes” refers to the outstanding 5.875% Senior Notes due 2023 and the exchange 5.875% Senior Notes due 2023 offered hereby, collectively. In this description, except where otherwise indicated, all references to “dollars” and “$” are to the lawful currency of the United States.

The Notes have been issued under an Indenture dated as of May 8, 2013 (the “Indenture”) among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available from the Issuer upon request.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes:

•	are general obligations of the Issuer;

•	rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer;

•	are effectively subordinated to obligations of the Issuer under the ABL Credit Agreement to the extent of the value of the collateral securing the ABL Credit Agreement;

•	are effectively subordinated to any indebtedness of the Subsidiaries of the Issuer that do not guarantee the Notes;

•	rank senior in right of payment to any future subordinated Indebtedness of the Issuer, if any; and

•	are unconditionally guaranteed by the Guarantors.

The Note Guarantees

The Notes are guaranteed by all of the Issuer’s U.S. Wholly-owned Restricted Subsidiaries that guarantee the Issuer’s ABL Credit Agreement in effect on the Issue Date and each future Restricted Subsidiary that is required to guarantee the Notes pursuant to “—Certain Covenants—Additional Note Guarantees”, as to payment of principal, premium, if any, and interest when and as the same shall become due and payable.

Each Note Guarantee:

•	is a general obligation of that Guarantor;

•	ranks pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor;

•	is effectively subordinated to all existing and future obligations of that Guarantor under the ABL Credit Agreement to the extent of the value of the collateral securing the ABL Credit Agreement; and

•	ranks senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

Not all of the Issuer’s Subsidiaries have guaranteed the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or any Guarantor on account of its or their equity interest(s). As of December 31, 2013, our non-guarantor subsidiaries would have had approximately $3.7 billion in total assets and $1.9 billion in total liabilities, including $534 million of indebtedness that is structurally senior to the Notes. For the year ended December 31, 2013, our non-guarantor subsidiaries had aggregate revenues of $3.0 billion.

All of the Issuer’s Subsidiaries, including any majority-owned joint ventures, are “Restricted Subsidiaries” except for our QSPEs. The QSPEs are treated as “Unrestricted Subsidiaries.” In addition, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate certain of its Restricted Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries are not subject to the restrictive covenants in the Indenture and do not guarantee the Notes.

Principal, Maturity and Interest

The Issuer issued $600.0 million aggregate principal amount of the Notes in an offering not requiring registration under the Securities Act. The Issuer may issue an unlimited principal amount of additional Notes under the Indenture having identical terms and conditions as the Notes issued on the Issue Date (“Additional Notes”). Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenants described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, except that Additional Notes may be required to trade under a separate CUSIP number if they are issued with different levels of original issue discount from the Notes offered hereby. The Notes will mature on May 15, 2023.

Interest on the Notes accrues at the rate of 5.875% per annum. Interest will be payable semi-annually in arrears on May 15 and November 15. Interest on overdue principal and interest will accrue at a rate that is the lesser of 1% higher than the then applicable interest rate on the Notes and the maximum rate permitted by applicable law. The Issuer will make each interest payment to the holders of record on May 1 and November 1 immediately preceding the applicable interest payment date.

Interest on the Notes accrued from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of Notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes; provided that neither the Issuer nor any of its Affiliates may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

The Notes are guaranteed by all of the Issuer’s U.S. Wholly-owned Restricted Subsidiaries that guarantee the Issuer’s ABL Credit Agreement in effect on the Issue Date. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or prohibited financial assistance under applicable law. See “Risk Factors—Risks Related to the Notes and this Offering—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.” Each of the Guarantors that currently guarantees the Notes is listed below:

Resolute FP US Inc.	Resolute FP Augusta LLC
AbiBow Recycling LLC	Augusta Newsprint Holding LLC
Bowater Newsprint South LLC	Fibrek U.S. Inc.
Bowater Nuway Mid-States Inc.	Fibrek Recycling U.S. Inc.
Lake Superior Forest Products Inc.	GLPC Residual Management, LLC
Abitibi Consolidated Sales LLC	FD Powerco LLC
Donohue Corp.	Calhoun Newsprint Company

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Guarantor) assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	such transfer is permitted by “—Repurchase at the Option of the Holders—Asset Sales.”

The Note Guarantee of any Guarantor will be released:

(1)	in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or Guarantor, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

(3)	if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the option of holders—Asset sales.”

Optional Redemption

The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after May 15, 2017 upon not less than 30 nor more than 60 days’ notice at the following redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on May 15 of the years indicated below:

Year	Redemption Price
2017	104.406%
2018	102.938%
2019	101.469%
2020 and thereafter	100.000%

In addition, at any time (a “Make-Whole Redemption Date”) prior to May 15, 2017, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the principal amount of the Notes plus the Applicable Premium plus accrued and unpaid interest, if any, to but not including the date of redemption.

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to May 15 2016, the Issuer may, from time to time, with the net proceeds of one or more Qualified Equity Offerings, redeem up to an aggregate of 35% of the aggregate principal amount of the then outstanding Notes (including any Additional Notes but excluding any exchange notes), at a redemption price equal to 105.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption; provided that at least 65% of the principal amount of Notes (including any Additional Notes) that have been issued under the Indenture remain outstanding immediately after the occurrence of any such redemption (excluding notes held by the Issuer or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Redemption Procedures

Any notice of any redemption may be given prior to the redemption of any Notes, and any such redemption or notice may, at the Issuer’s discretion, in whole or in part, be subject to one or more conditions precedent, including, but not limited to, completion of a Qualified Equity Offering or other corporate transaction.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically) at least 30 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Notes are to be redeemed in part only, the notice of redemption that relates to that redemption shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them redeemed. If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to The Depository Trust Company, Euroclear and/or Clearstream procedures as applicable).

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send a notice to each holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes as directed by the Issuer in writing, and the Trustee will promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption has been given for all of the Notes pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control or conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, for the avoidance of doubt, the term “all or substantially all,” as set forth above shall not be read to mean “any” of the assets of the Issuer or the Guarantors due to qualitative factors, as a result of the Issuer or the relevant Guarantor being in the “zone of insolvency.”

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are (i) assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement or (ii) retired, cancelled or otherwise terminated in connection with such Asset Sale;

(b)	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $75.0 million or (y) 2.0 % of Total Assets at the time of receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(d)	any stock or assets of the kind referred to in clauses (2), (3) or (4) of the second paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)	(A) in the case of Net Proceeds from any Asset Sale of assets of any Restricted Subsidiary who is not a Guarantor, to repay Indebtedness of a Restricted Subsidiary or the Issuer or (B) in the case of any other Net Proceeds, to repay the Credit Facilities or other Indebtedness of the Issuer or a Guarantor and permanently reduce the related loan commitments;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3)	to make a capital expenditure; and/or

(4)	to acquire other assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Issuer or the applicable Restricted Subsidiary, as the case may be, may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any binding commitment to apply Net Proceeds to invest in accordance with clause (1), (2), (3) or (4) of the second paragraph of this covenant shall be treated as a permitted final application of Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided that if such commitment is later canceled, terminated or otherwise not consummated after the 360-day period for any reason, then such Net Proceeds shall constitute “Excess Proceeds” (as defined in the next succeeding paragraph).

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second or third paragraphs of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 30 days thereof, the Issuer will make an offer (a “Net Proceeds Offer”) to all holders of Notes and to the holders of any Indebtedness ranking pari passu with the Notes (“Pari Passu Indebtedness”) containing provisions similar to those set forth in the Indenture with respect to asset sales to purchase the maximum principal amount of Notes and Pari Passu Indebtedness (plus all accrued interest and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased out of the Excess Proceeds. The offer price in any Net Proceeds Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of a Net Proceeds Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered into such Net Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and Pari Passu Indebtedness on a pro rata basis with such adjustments as may be needed so that only Notes in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof will be purchased. Upon completion of each Net Proceeds Offer, the amount of Excess Proceeds will be reset at zero. If the Issuer makes a Net Proceeds Offer prior to the deadline referred to in the first sentence of this paragraph, as applicable, with respect to any Net Proceeds, the Issuer’s obligations with respect to such Net Proceeds under this covenant shall be deemed satisfied after completion of such Net Proceeds Offer.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Net Proceeds Offer provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Net Proceeds Offer provisions of the Indenture by virtue of such compliance.

The agreements governing other Indebtedness of the Issuer and its Subsidiaries contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from repurchasing Notes, the Issuer could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from repurchasing Notes and any Pari Passu Indebtedness. In that case, the Issuer’s failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk factors — Risks related to the Notes and this Offering — We may not be able to repurchase the Notes upon a change of control.”

For purposes of the covenant described above any Additional Notes shall be deemed to be Notes and not Pari Passu Indebtedness.

Certain Covenants

If on any date:

(1)	the Notes are rated both at least Baa3 (stable) by Moody’s Investors Service, Inc. (“Moody’s”) and at least BBB- (stable) by Standard & Poor’s Ratings Services (“Standard & Poor’s”) (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Issuer as a replacement agency) (a “Covenant Termination Event”); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and for all periods thereafter (even if such ratings are thereafter reduced), the covenants specifically listed under the following captions in this offering memorandum will be terminated:

(a)	“— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(b)	“— Restricted Payments”;

(c)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(d)	“— Repurchase at the Option of Holders — Asset Sales”;

(e)	“— Transactions with Affiliates”;

(f)	“— Business Activities”;

(g)	“— Designation of Restricted and Unrestricted Subsidiaries”;

(h)	“— Additional Note Guarantees”; and

(i)	Clause (4) of the first paragraph of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets.”

Following termination of the foregoing covenants, the Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant under the caption “— Designation of Restricted and Unrestricted Subsidiaries”.

Set forth below are summaries of certain covenants contained in the Indenture.

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Equity Interests (including any such payment in connection with any merger or consolidation involving such Person) or to the direct or indirect holders of the Issuer’s or any Restricted Subsidiary’s Equity Interests, except dividends or distributions payable solely in Equity Interests of the Issuer or such Restricted Subsidiary (other than Disqualified Stock) and except dividends or distributions payable solely to the Issuer or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly-owned Subsidiary, to its other Equity Interest holders on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Restricted Payment;

(2)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since January 1, 2011 (excluding Restricted Payments permitted by clauses (2), (3), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from January 1, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds (or the Fair Market Value of any property or assets) received by the Issuer since January 1, 2011 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or convertible or exchangeable debt securities of the Issuer, in each case that have been converted into or exchanged for Equity Interests of the Issuer (other than Disqualified Stock, Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer); plus

(c)	to the extent that any Restricted Investment that was made after January 1, 2011 is sold or otherwise liquidated or repaid, the amount of the cash return of or on capital (or the Fair Market Value of any property or assets) with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	to the extent that any Unrestricted Subsidiary of the Issuer designated as such after January 1, 2011 is redesignated as a Restricted Subsidiary after January 1, 2011, the Fair Market Value of the Issuer’s Restricted Investment in such Restricted Subsidiary as of the date of such redesignation; plus

(e)	cash dividends received by the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor after the date of the Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the contribution of common equity capital to the Issuer; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests of the Issuer for purposes of clause (3)(b) of the preceding paragraph;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee in exchange for, by conversion into or out of, or with the net cash proceeds from, a substantially concurrent incurrence of Permitted Refinancing Indebtedness, which incurrence occurs within 60 days of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value;

(4)	[Reserved];

(5)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director or employee of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $20.0 million in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer as common equity capital, the cash proceeds from the sale of Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the Indenture to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of the preceding paragraph or clause (2) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the date of the Indenture; and

in addition, cancellation of Indebtedness owing to the Issuer or any Guarantor from any current or former officer, director or employee (or any permitted transferees thereof) of the Issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its Restricted Subsidiaries from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights or the payment of related withholding taxes;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)

so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control,” any purchase or redemption of

Indebtedness of the Issuer that is contractually subordinated to the Notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Issuer shall have made the Change of Control Offer with respect to the Notes as required by the Indenture, and the Issuer shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(9)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, after the completion of a Net Proceeds Offer pursuant to the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales,” any purchase or redemption of Indebtedness of the Issuer or any Restricted Subsidiary that is contractually subordinated to the Notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of a Net Proceeds Offer; provided that, prior to such repayment or repurchase, the Issuer shall have made the Net Proceeds Offer with respect to the Notes as required by the Indenture, and the Issuer shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Net Proceeds Offer;

(10)	the redemption, repurchase or other acquisition for value of any Equity Interests of any Foreign Subsidiary of the Issuer that are held by a Person that is not an Affiliate of the Issuer; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (i) the Fair Market Value of such common Equity Interests or (ii) such amount required by applicable laws, rules or regulations;

(11)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under the caption “— Merger, Consolidation or Sale of Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(12)	purchases of receivables pursuant to a Qualified Receivables Transaction and the payment or distribution of fees in connection therewith;

(13)	Investments in joint ventures and Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of (x) $100.0 million or (y) 2.25% of Total Assets, net of any return of or on such Investments;

(14)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed the greater of (x) $100.0 million or (y) 2.25% of Total Assets, net of return of or on any Investments made pursuant to this clause (14); and

(15)	in addition to the Restricted Payments permitted by the preceding clauses (1) through (14), other Restricted Payments so long as, (i) no Default or Event of Default has occurred and is continuing and (ii) at the time of and after giving effect to the making of such Restricted Payment and the consummation of all other related transactions, the Total Leverage Ratio would not exceed 1.50:1.00.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Issuer or, if such Fair Market Value is in excess of $30.0 million, by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $75.0 million. Notwithstanding the foregoing, the Fair Market Value of any publicly traded securities required to be valued by this covenant will be determined by the Issuer based on the trading price of such securities and no resolution, opinion or appraisal related to such determination shall be required.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) above or one or more clauses of the definition of “Permitted Investments” (or portions of any of the foregoing), or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify or reclassify (based on circumstances existing at the time of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this covenant and such Restricted Payment a portion thereof will be treated as having been made pursuant to only such clause or clauses (or portions thereof) or the first paragraph of this covenant; provided that the Issuer and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses (or portions thereof) to which such Restricted Payment or Permitted Investment has been reclassified.

As of the Issue Date, the Issuer would have been able to make up to approximately $75.0 million of Restricted Payments under the provisions described in clause (3) of the first paragraph above.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

(1)	(x) the incurrence by the Issuer and any Restricted Subsidiary, and the guarantee thereof by any Restricted Subsidiary, of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Issuer and its Restricted Subsidiaries thereunder) and (y) Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction, in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the sum of:

(A)	the greater of (i) $800.0 million and (ii) the Borrowing Base as of the date of such incurrence; plus

(B)	the greater of (i) $500.0 million and (ii) the amount of Indebtedness that would cause the Consolidated Total Debt incurred under this clause (1)(B) to be equal to or less than 1.25 times Consolidated Cash Flow (after giving effect to such pro forma adjustments to Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”) for the period of the most recently completed four consecutive fiscal quarters for which internal financial statements are available.

less the amount applied to repay Indebtedness pursuant to clause (1) of the second paragraph under “Repurchase at the Option of Holders — Asset Sales”;

(2)	the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the applicable exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(5)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Attributable Debt in connection with a Sale/Leaseback Transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 270 days of such purchase, design, development, construction, installation, expansion, repair or improvement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed, outstanding as of any date of incurrence of Indebtedness pursuant to this clause (5), the greater of (x) $175.0 million or (y) 4.25% of Total Assets;

(6)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (6), (17) or (22) of this paragraph;

(7)	the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(b)	any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)	Hedging Obligations that are incurred for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(10)	the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes, then the Guarantee must be subordinated in right of payment to the same extent as the Indebtedness guaranteed;

(11)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(12)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(13)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with sale or other disposition of any business, assets or Capital Stock of the Issuer or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the net proceeds, whether or not cash, actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on its balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (13));

(14)	the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(15)	the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of the Issuer, any of its Restricted Subsidiaries, or any direct or indirect parent of the Issuer for the purpose of permitting such Persons to purchase Capital Stock of the Issuer or any direct or indirect parent of the Issuer; provided that the aggregate amount of such Indebtedness and Investments made pursuant to clause (8) of the definition of “Permitted Investments” may not exceed $20.0 million at any one time outstanding;

(16)	the incurrence by the Issuer and/or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchase in the ordinary course of business;

(17)	(a) the incurrence by a wholly-owned Foreign Subsidiary (other than a Foreign Subsidiary organized under the laws of Canada or any province thereof) of the Issuer of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17)(a), not to exceed greater of (x) $65.0 million or (y) 1.5% of Total Assets at any time outstanding and (b) the incurrence by a wholly-owned Foreign Subsidiary organized under the laws of Canada or any province thereof of the Issuer or of any Guarantor of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17)(b), not to exceed greater of (x) $65.0 million or (y) 1.5% of Total Assets at any time outstanding;

(18)	the incurrence of Indebtedness under any agreement between the Issuer or any Restricted Subsidiary and any commercial bank or other financial institution relating to treasury, depository and cash management services, employee credit card arrangements or automated clearinghouse transfers of funds;

(19)	the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary consisting of take-or-pay obligations entered into in the ordinary course of business;

(20)	the incurrence of Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures not to exceed $50.0 million at any time outstanding;

(21)	the incurrence by the Issuer or any Restricted Subsidiaries of Obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(22)	Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving pro forma effect to such acquisition or merger, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be greater than that immediately prior to such acquisition or merger;

(23)	the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (23), not to exceed greater of (x) $200.0 million or (y) 5.0% of Total Assets at any time outstanding; and

(24)	the incurrence by Foreign Subsidiaries of Indebtedness in the form of letters of credit or bankers’ acceptances not to exceed $100.0 million at any time outstanding.

Any Indebtedness incurred under a Credit Facility pursuant to clause (1) of the second paragraph of this covenant shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provide that such Indebtedness is deemed to be repaid daily (or otherwise periodically). For the avoidance of doubt, any Indebtedness incurred to refinance, refund or replace Indebtedness incurred pursuant to any provision in the definition of Permitted Debt that is limited by a percentage of Total Assets or by a multiple of Consolidated Cash Flow may be incurred pursuant to such provision, even if such refinancing, refunding or replacing Indebtedness could not be itself incurred pursuant to such provision at such time.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) (or portions thereof) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant, except that Indebtedness outstanding under the ABL Credit Agreement and under receivables securitization facilities related to a Qualified Receivables Transaction outstanding on the Issue Date will always be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (each, an “Initial Lien”) of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless:

(1)	in the case of Liens securing Indebtedness that is contractually subordinated to the Notes or any Note Guarantee, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes or the Note Guarantees are equally and ratably secured, except that the foregoing shall not apply to Liens securing the Notes and the related Note Guarantees.

Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to the above paragraph or to one category (or portion thereof) of Permitted Liens described in clauses (1) through (39) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of the above paragraph or one or more of the categories (or portions thereof) of Permitted Liens described in clauses (1) through (39) of the definition of “Permitted Liens,” the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify, or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with this covenant.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common equity of the Issuer or any direct or indirect parent of the Issuer and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rates or currency values or increases in the value of property securing Indebtedness described in the definition of “Indebtedness.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer;

(2)	make loans or advances to the Issuer; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and the ABL Credit Agreement as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the Notes and the Note Guarantees, and any exchange Notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(3)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)	(a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clause (1), (2) or (3) of the preceding paragraph than on such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	customary provisions in joint venture agreements or other similar agreements entered into in the ordinary course;

(11)	other Indebtedness or Disqualified Stock of any Subsidiary that is not a Restricted Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer);

(12)	customary provisions in Permitted Hedging Obligations;

(13)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(14)	restrictions on cash or other deposits or net worth imposed by customers under contracts or other agreements entered into in the ordinary course of business;

(15)	restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions in the good faith judgment of the Issuer do not materially and adversely affect payment on the Notes;

(16)	encumbrances on property that exist at the time such property was acquired by the Issuer or any Restricted Subsidiary;

(17)	restrictions applicable to Foreign Subsidiaries of the Issuer or of any Guarantor arising under the documentation governing Indebtedness of Foreign Subsidiaries that is permitted to be incurred by the Indenture;

(18)	Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply on such Receivables Entity;

(19)	encumbrances or restrictions consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(20)	customary guarantees by the Issuer under of non-Indebtedness obligations of a Subsidiary set forth in leases, licenses and other agreements entered into by the Subsidiary in the ordinary course of business;

(21)	any legislation, regulation, order-in-council or similar enactment, whether in effect on the date of the Indenture or adopted thereafter, pursuant to which the Issuer or any Subsidiary is eligible for funding relief in respect of its pension deficit funding obligations and any agreements or arrangements entered into for purposes of effecting any such legislation, regulation, order-in-council or similar enactment; and

(22)	contractual encumbrances or restrictions in effect on the date of the Indenture, and any amendments, restatements, modifications, supplements, renewals, extensions, refundings, replacements, or refinancings of those agreements; provided that the amendments, restatements, modifications, supplements, renewals, extensions, refundings, replacements, or refinancings are not, in the good faith judgment of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clauses (1), (2) or (3) of the preceding paragraph than those contained in those agreements on the date of the Indenture.

For purposes of determining compliance with this “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

The Issuer will not, directly or indirectly: (1) consolidate, merge or amalgamate with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia and is either (i) a corporation or (ii) a partnership or limited liability company and is (or has previously been) joined by a corporation as a co-issuer of the Notes;

(2)	the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, the Indenture and the registration rights agreement and pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Issuer or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of the Issuer and its respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger, amalgamation or consolidation of the Issuer with an Affiliate solely for the purpose of (a) reorganizing the Issuer as a different type of entity; provided that in the case where the surviving entity in such merger, amalgamation or consolidation is not a corporation, a corporation becomes (or has previously become) a co-issuer of the Notes, or (b) reincorporating or reorganizing the Issuer in another jurisdiction, in each case in a transaction that complies with clauses (1) and (2) of the prior paragraph; or

(2)	any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

Each Guarantor (other than any Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and the Indenture in connection with any transaction complying with the provisions of “— Repurchase at the Option of Holders — Asset Sales”) will not, and the Issuer will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Issuer or any other Guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	such entity (if other than a Guarantor) assumes by supplemental indenture or other documentation or instruments (in form reasonably satisfactory to the Trustee), the performance of every covenant and obligation of the Guarantor on the Note Guarantee and the Indenture on the part of such Guarantor to be performed or observed, and such entity (whether or not previously a Guarantor) shall cause such amendments, supplements or other documents to be executed; and

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No quantitative or other established meaning has been given to the phrase “all or substantially all” by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a holder of the Notes can determine whether the Issuer has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such holder may have upon the occurrence of any such transaction. In addition, for the avoidance of doubt, the term “all or substantially all,” as set forth above shall not be read to mean “any” of the assets of the Issuer or the Guarantors due to qualitative factors, as a result of an Issuer or the relevant Guarantor being in the “zone of insolvency.”

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, a resolution of the Board of Directors of the Issuer set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Issuer or a direct or indirect parent of the Issuer and payments and transactions pursuant thereto and payments pursuant thereto;

(2)	transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees;

(5)	any transaction in which the only consideration paid by the Issuer or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Issuer or any contribution of capital to the Issuer;

(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments” or that are Permitted Investments (other than those described in clauses (4), (5), (10) and (12) of the definition thereof);

(7)	any agreement, instrument or arrangement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not materially more disadvantageous, taken as a whole, than the applicable agreement, instrument or arrangement, as in effect on the date of the Indenture, as determined in good faith by the Issuer;

(8)	[Reserved];

(9)	loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(10)	transactions between the Issuer or any Restricted Subsidiary and any person that is an Affiliate of the Issuer or any Restricted Subsidiary solely because a director of such Person is also a director of the Issuer or any direct or indirect parent entity of the Issuer; provided that such director abstains from voting as a director of the Issuer or any direct or indirect parent entity of the Issuer, as the case may be, on any matter involving such other Person;

(11)	purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(12)	if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Issuer or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Issuer or such Restricted Subsidiary;

(13)	any capital contribution to any Affiliate otherwise permitted by the Indenture;

(14)	transactions with any joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Issuer, its Restricted Subsidiaries and Persons that are not Affiliates of the Issuer;

(15)	any Investment of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(16)	transactions between a Receivables Entity and any Person in which the Receivables Entity has an Investment;

(17)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(18)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any provision of this Indenture.

Business Activities

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If (a) the Issuer or any of its Restricted Subsidiaries acquires or creates another Wholly-owned Restricted Subsidiary after the date of the Indenture and such Wholly-owned Restricted Subsidiary guarantees a Credit Facility of the Issuer or a Guarantor, or (b) any of the Issuer’s Restricted Subsidiaries that is not a Guarantor guarantees a Credit Facility of the Issuer or a Guarantor, then that newly acquired or created Wholly-owned Restricted Subsidiary or Restricted Subsidiary, as applicable, will become a Guarantor of the Notes and execute a supplemental indenture, and deliver an opinion of counsel and an officer’s certificate as to the authorization, execution, delivery and enforceability of such supplemental indenture satisfactory to the Trustee within 20 business days of the date on which it was acquired, created or guaranteed a Credit Facility. The preceding sentence shall not apply to (x) a Foreign Subsidiary or (y) a Restricted Subsidiary that, when taken together with each other Restricted Subsidiary that is not a Guarantor solely as a result of this clause (y) accounts for less than 1.0% of the Total Assets of the Issuer and its consolidated Restricted Subsidiaries and less than 1.0% of the consolidated revenue of the Issuer and its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the businesses currently operated by the Issuer be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations (including any extensions provided therein) for a filer that is a “non-accelerated filer” (or any successor term that provides an entity with the greatest time period for filing periodic reports with the SEC) plus five business days:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-K and 10-Q (or any successor or comparable forms) if the Issuer were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form) if the Issuer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants. Notwithstanding the above reporting requirements, the Issuer shall not be required to disclose to the Trustee (or the holders of the Notes) any materials for which it has sought and has received (or reasonably expects to receive) confidential treatment from the SEC.

Notwithstanding the foregoing, the Issuer shall not be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as such provisions have been implemented pursuant to the rules and regulations of the SEC. The Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods described above.

In addition, the Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its reporting requirements set forth above for the purposes of clause (4) under “— Events of Default and Remedies” until 120 days after the proper notice under such clause (4) has been provided. For the avoidance of doubt, an Event of Default resulting from a failure to provide any report required above shall be cured upon the provision of such report prior to the acceleration of the Notes.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)	failure by the Issuer or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)	failure by the Issuer, any Restricted Subsidiary of the Issuer or any group of Restricted Subsidiaries of the Issuer to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts covered by insurance or pursuant to which the Issuer is indemnified to the extent that the third party under such agreement acknowledges its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7)	except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuer, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, manager or member of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officer’s certificate, elect to have all of its obligations discharged with respect to the outstanding Notes, all obligations of the Guarantors discharged with respect to their Note Guarantees released (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest, Special Interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Net Proceeds Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default described under “— Events of Default and Remedies” (except those relating to payments on the Notes or bankruptcy, receivership, rehabilitation or insolvency) will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)	the Issuer must deliver to the Trustee an officer’s certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)	the Issuer must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes, which intent shall be evidenced by an officer’s certificate of the Issuer to that effect;

(7)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(9)	to comply with the rules of any applicable securities depository.

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The Indenture and the Notes will be discharged and the Indenture will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Credit Agreement” means the credit agreement, dated as of December 9, 2010 (as amended) among the Issuer and the other Subsidiaries of the Issuer party thereto, the various lenders and agents party thereto and Citibank, N.A., as Administrative Agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities, receivables securitization facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors. Any agreement or instrument other than the ABL Credit Agreement in effect on the Issue Date must be designated in a writing delivered to the Trustee by the Issuer as an “ABL Credit Agreement” for purposes of the Indenture in order to be an ABL Credit Agreement.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Accounting Standards” means, as of the date of this Indenture, U.S. GAAP; provided, however, that the Issuer may, upon not less than sixty (60) days’ prior written notice to the Trustee, change to IFRS; provided, however, that notwithstanding the foregoing, if the Issuer changes to IFRS, it may elect, in its sole discretion, to continue to utilize U.S. GAAP for the purposes of making all calculations under the Indenture that are subject to Applicable Accounting Standards and the notice to the Trustee required upon the change to IFRS shall set forth whether or not the Issuer intends to continue to use U.S. GAAP for purposes of making all calculations under the Indenture. In the event the Issuer elects to change to IFRS for purposes of making calculations under the Indenture, references in the Indenture to a standard or rule under U.S. GAAP shall be deemed to refer to the most nearly comparable standard or rule under IFRS.

“Applicable Premium” means, with respect to a Note, the greater of:

(1)	1.0% of the then outstanding principal amount of such Note and

(2)	(a) the present value of all remaining required interest and principal payments due on such Note and all premium payments relating to such Note assuming a redemption date of May 15, 2017, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

(b)	the then outstanding principal amount of such Note, minus

(c)	accrued interest paid on the date of redemption.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of the Issuer’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Issuer or one of its Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;

(2)	[Reserved];

(3)	a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(4)	[Reserved];

(5)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(6)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets;

(7)	the sale or other disposition of Cash Equivalents;

(8)	a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(9)	the licensing of intellectual property or other general intangibles to third persons on customary terms in the ordinary course of business;

(10)	the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of inventory in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(11)	dispositions of accounts receivable and related assets to a Receivables Entity in connection with a Qualified Receivables Transaction;

(12)	a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

(13)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive factoring or similar arrangements;

(14)	any sale of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(15)	(a) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Permitted Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer and (b) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(16)	any sale, conveyance or other disposition of assets of any Restricted Subsidiary that is not a Wholly-owned Restricted Subsidiary, except to the extent that the proceeds thereof are distributed to the Issuer or a Wholly-owned Restricted Subsidiary;

(17)	any foreclosure or any similar action with respect to the property or other assets of the Issuer or any Restricted Subsidiary;

(18)	a Sale and Leaseback transaction with respect to (a) any assets made subject to a Sale and Leaseback Transaction within 180 days of the acquisition of such assets or (b) any other assets, to the extent the Asset Sale Proceeds (calculated as if such Sale and Leaseback Transaction were an Asset Sale) are applied in accordance with the covenant described under “Repurchase at the Option of Holders — Asset Sales”; and

(19)	the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of the covenant described above under the caption “— Certain Covenants — Liens.”

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Applicable Accounting Standards; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Below Investment Grade Rating Event” means that the Notes become rated below Baa3 (stable) by Moody’s or below BBB- (stable) by Standard & Poor’s (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, below the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Issuer as a replacement agency ) on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60 day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of such rating agencies). In determining whether a Change of Control has occurred for purposes of this definition, clause (F) of the last paragraph of the definition of Change of Control shall be disregarded.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	the excess, if positive, of (x) 75% of the book value of all trade accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2)	the excess, if positive, of (x) 50% of the book value of all inventory owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

provided that accounts receivable and inventory shall be calculated after giving pro forma effect to all Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuer and its Restricted Subsidiaries prior to or substantially contemporaneous with the date of any calculation (and subsequent to the end of such most recent fiscal quarter), with such calculations made in good faith by a responsible financial or accounting officer of the Issuer.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Applicable Accounting Standards, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars and Canadian dollars or any other currency freely convertible into United States or Canadian dollars;

(2)	securities issued or directly and fully guaranteed or insured by the Canadian or United States government or any agency or instrumentality of the Canadian or United States government (provided that the full faith and credit of Canada or the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the ABL Credit Agreement or with any Canadian or United States commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within nine months after the date of acquisition;

(6)	securities issued by any state of the United States of America, any province of Canada or any political subdivision or any public instrumentality of any such state or province maturing within one year from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	local currencies held by the Issuer or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer (other than a plan of liquidation of the Issuer that is a liquidation for tax purposes only);

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

(4)	the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction).

Notwithstanding the foregoing: (A) any holding company whose only significant asset is Equity Interests of the Issuer or any of its direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of clause (2) above; (B) the transfer of assets between or among the Issuer and its Restricted Subsidiaries shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of the Issuer with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Issuer’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; (E) a transaction in which the Issuer or any direct or indirect parent of the Issuer becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “New Parent”) shall not constitute a Change of Control if (a) the shareholders of the Issuer or such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of such parent immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than the New Parent, “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Issuer or the New Parent; and (F) any of the events described above in clauses (1) through (4) shall not constitute a “Change of Control” after a Covenant Termination Event unless a Below Investment Grade Rating Event also occurs in connection therewith.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting), but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4)	the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness; plus

(5)	any impairment charges or asset write-offs, in each case pursuant to Applicable Accounting Standards, and the amortization of intangibles arising pursuant to Applicable Accounting Standards; plus

(6)	any fees and expenses, including deferred amortization and deferred financing costs, paid in connection with the Transactions; plus

(7)	any expenses incurred in connection with the ongoing administration of the Creditor Protection Proceedings; minus

(8)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Standards.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with Applicable Accounting Standards and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness or Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	the net income (or loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that for purposes of determining Consolidated Cash Flow, the net income of any such Restricted Subsidiary that is a Guarantor will be included;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	notwithstanding clause (2) above, the net income of any Unrestricted Subsidiary will be excluded to the extent received by the specified Person or one of its Restricted Subsidiaries;

(6)	any restoration to or deduction from income related to post-emergence settlement of pre-petition claims obligations in relation to Creditor Protection Proceedings will be excluded provided such obligations are payable as expressly contemplated in the Plans of Reorganization;

(7)	any charges or credits relating to any purchase accounting adjustments or any non-cash reorganization expenses (including, without limitation, expenses incurred in connection with the Plans of Reorganization) or charges resulting from the adoption of fresh start accounting principles will be excluded;

(8)	any charges or credits relating to any purchase accounting adjustments or any non-cash reorganization expenses will be excluded;

(9)	any (a) one-time non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or postemployment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights and (c) impairments, write-offs or write-downs of goodwill or other assets will be excluded;

(10)	any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resolution from Hedging Obligations for currency exchange risk entered in relation with Indebtedness) will be excluded;

(11)	any unrealized net after-tax income (loss) from Hedging Obligations or cash management Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments will be excluded;

(12)	non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt — Debt with Conversion Options — Recognition” will be excluded;

(13)	any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles — Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity — Overall — Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(14)	the amortization or write-off of financing fees in connection with the Transactions will be excluded;

(15)	any non-recurring or unusual charges, expenses, gains or losses will be excluded; and

(16)	any expenses or charges related to streamlining and restructuring activities (including related payroll, relocation and contract termination charges or expenses), facilities-exiting or facilities closure, idling or repurposing activities, business optimization activities, asset write-downs or write-offs, reductions in force, furloughs, severance, retention bonuses and professional fees related to any of the foregoing, will be excluded.

“Consolidated Total Debt” means, as of any date of determination, an amount, without duplication, equal to the aggregate principal amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries as of such date.

“Credit Facilities” means one or more debt facilities or commercial paper facilities (including without limitation the credit facilities provided under ABL Credit Agreement), in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of senior secured notes, including any related notes, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including into one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility. Any agreement or instrument other than the ABL Credit Agreement in effect on the Issue Date must be designated in a writing delivered to the Trustee by the Issuer as a “Credit Facility” for purposes of the Indenture in order to be a Credit Facility.

“Creditor Protection Proceedings” means (a) with respect to the Issuer and its Restricted Subsidiaries as of the Issue Date, shall have the meaning given such term in the Offering Memorandum and (b) with respect to any Person which becomes a Restricted Subsidiary after the Issue Date, any creditor protection proceedings under Chapter 11 of the United States Bankruptcy Code, the Canadian Bankruptcy and Insolvency Act, the Companies’ Creditors Arrangement Act (Canada), under any comparable statutory scheme, as applicable, which such Person may have been subject to prior to the date it became a Restricted Subsidiary.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate delivered to the Trustee, setting forth the basis of such valuation.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means all Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the ABL Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in the Indenture) (i) if such Fair Market Value is less than $30.0 million, the Chief Financial Officer of the Issuer and (ii) if such Fair Market Value is $30.0 million or greater, the Board of Directors of the Issuer.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect, in the good-faith judgment of the Chief Financial Officer of the Issuer, to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions, dispositions, discontinued operations or other operational changes that have been made by the specified Person or any of its Restricted Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Chief Financial Officer of the Issuer, as if they had occurred on the first day of the four-quarter reference period, and such pro forma calculations may reflect operating expense reductions and other operating improvements or synergies expected to result from the applicable event based on actions to be taken within 12 months after the relevant event (to the extent set forth in an officer’s certificate in reasonable detail, including the cost and timing of such expense reductions or other operating improvements or synergies), in each case, net of all costs required to achieve such expense reduction or other operating improvement or synergy;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with Applicable Accounting Standards, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with Applicable Accounting Standards, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, yield and other fees and charges (including interest) incurred in connection with any Qualified Receivables Transaction or any other transaction pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction” and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; provided that the amortization or write-off of deferred financing fees shall be excluded from Fixed Charges; plus

(2)

the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Issuer or preferred stock any Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with Applicable Accounting Standards.

Notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity — Overall — Recognition” to any series of preferred stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt — Debt with Conversion Options — Recognition”, in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a U.S. Subsidiary and any Subsidiary of such a Subsidiary, whether or not a U.S. Subsidiary.

“Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit Obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means the Issuer and any Restricted Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Issuer to change Applicable Accounting Standards to IFRS; provided that IFRS shall not include any provision of such standards that would require a lease that would be classified as an operating lease under U.S. GAAP to be classified as Indebtedness or a finance or capital lease.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of Sale and Leaseback Transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed but excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with Applicable Accounting Standards. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), except for any pledge of the Equity Interests of an Unrestricted Subsidiary as permitted by clause (20) of the definition of Permitted Liens, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the term “Indebtedness will not include (a) in connection with the purchase by the Issuer or of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under Applicable Accounting Standards to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; or (d) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, BM Capital Markets Corp., Citigroup Global Markets Inc., Barclays Capital Inc., J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with Applicable Accounting Standards), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Applicable Accounting Standards. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash or (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary of the Issuer or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clauses (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“Issue Date” means, with respect to any Indenture and the Notes issued thereunder, the date on which any such Notes are first issued under such Indenture.

“Lien” means, with respect to any asset, any mortgage, hypothecation, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in; provided that in no event shall an operating lease, rights of set-off or netting arrangements in the ordinary course of business be deemed to constitute a Lien.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale (other than ABL Obligations, Note Obligations and Permitted Additional Pari Passu Obligations) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with Applicable Accounting Standards, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Net Proceeds Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Non-Recourse Debt” means Indebtedness:

(1)	except for a pledge of the Equity Interest of an Unrestricted Subsidiary as permitted by clause (20) of the definition of Permitted Liens, as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary);

in each case except to the extent permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”; provided, however, that Indebtedness shall not cease to be Non-Recourse Debt solely by reason of pledge by the Issuer or any of its Restricted Subsidiaries of Equity Interests of an Unrestricted Subsidiary of the Issuer or of a Person that is not a Subsidiary of the Issuer or such Restricted Subsidiary if recourse is limited to such Equity Interests.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business engaged in by the Issuer or any of its Restricted Subsidiaries on the date of the Indenture in the forest products, paper products, energy and recycling industries (including, without limitation, the manufacturing and production of paper, packaging products and wood pulp) and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the date of the Indenture.

“Permitted Hedging Obligations” means any Hedging Obligations that would constitute Permitted Debt pursuant to clause (9) of the second paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant of the Indenture.

“Permitted Investments” means:

(1)	any Investment in the Issuer or a Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer.

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” or from a sale or other disposition of assets not constituting an Asset Sale;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer, (b) required by applicable employment laws and (c) other loans and advances not to exceed $5.0 million at any one time outstanding;

(9)	[Reserved];

(10)	repurchases of the Notes;

(11)	any Investment of the Issuer or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

(12)	guarantees otherwise permitted by the terms of the Indenture;

(13)	receivables owing to the Issuer or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(14)	payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(15)	Investments resulting from the acquisition of a Person, otherwise permitted by the Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(16)	reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa); provided in each case that the amount of such Investment is not increased thereby;

(17)	any Investment in any Subsidiary of the Issuer or any joint venture in the ordinary course of business in connection with intercompany cash management arrangements or related activities;

(18)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed the greater of (x) $200.0 million or (y) 4.50% of Total Assets, net of any return of or on such Investments received by the Issuer or any Restricted Subsidiary;

(19)	the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; and

(20)	the pledge of the Equity Interests of an Unrestricted Subsidiary as security for Indebtedness that is permitted by clause (20) of the definition of Permitted Liens.

“Permitted Liens” means:

(1)	[Reserved];

(2)	any Lien with respect to the ABL Credit Agreement or any other Credit Facility so long as the aggregate principal amount outstanding under the ABL Credit Agreement or any successor Credit Facility does not exceed the principal amount which could be borrowed under clause (1) of the definition of “Permitted Debt”;

(3)	Liens in favor of the Issuer or the Guarantors;

(4)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds, distributions and products of the foregoing); provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or a Restricted Subsidiary of the Issuer;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds, distributions and products of the foregoing); provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6)	Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (5) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds, distributions and products of the foregoing);

(8)	Liens existing on the date of the Indenture;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with Applicable Accounting Standards has been made therefor;

(10)	Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(11)	any state of facts an accurate survey would disclose, public and private roads, timber cutting and hauling contracts, timber sales contracts, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness or other obligations of such Restricted Subsidiary permitted by the Indenture;

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture (other than the ABL Credit Agreement); provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds, distributions and products of the foregoing);

(14)	Liens on real property consisting of public and private roads, timber cutting and hauling contracts, timber sales contracts, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(15)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Issuer or any Subsidiary of the Issuer;

(16)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self insurance or securing letters of credit issued in the ordinary course of business;

(17)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with Applicable Accounting Standards;

(18)	Liens on assets securing Permitted Hedging Obligations;

(19)	any interest or title of a lessor, licensor or sublicense under any operating lease, license or sublicense, as applicable;

(20)	Liens on the Equity Interests of an Unrestricted Subsidiary of the Issuer or of a Person that is not a Subsidiary of the Issuer securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to the Issuer and its Restricted Subsidiaries with respect to such Indebtedness is limited to such Equity Interests;

(21)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(22)	any obligations or duties affecting any of the property of the Issuer or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not impair the use of such property for the purposes for which it is held;

(23)	Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

(24)	Liens with respect to so-called “greenbelt” or “buffer zone” properties;

(25)	leases and ground leases of underutilized or vacant properties of the Issuer or any of its Restricted Subsidiaries to third parties with which the Issuer or such Restricted Subsidiary has a production, co-production, operating or other arrangement or to third party providers of energy, transportation services or raw materials in the ordinary course of business, provided such leases do not materially interfere with the operation of the business of the Issuer or any of its Restricted Subsidiaries or secure any Indebtedness;

(26)	Liens consisting of any law or governmental regulation or permit requiring the Issuer or any of its Restricted Subsidiaries to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

(27)	Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries that is permitted under the covenant entitled “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(28)	[Reserved];

(29)	Liens on the unearned premiums under the insurance policies permitted by clause (16) of the definition of “Permitted Debt” securing Indebtedness incurred pursuant to clause (16) of the definition of “Permitted Debt”;

(30)	any amounts held by a Trustee in the funds and accounts under an Indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(31)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(32)	any netting or set-off arrangements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Issuer or any Restricted Subsidiary of the Issuer, including pursuant to any cash management agreement;

(33)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant entitled “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(34)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and other Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Issuer’s and the Restricted Subsidiaries’ business taken as a whole;

(35)	Liens arising from UCC financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or other precautionary UCC financing statement filings;

(36)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(37)	Liens on assets of the Issuer or a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(38)	Liens not otherwise permitted hereunder securing Indebtedness or other obligations that does not, in the aggregate, exceed the greater of (x) $75.0 million or (y) 1.75% of Total Assets at any one time outstanding; and

(39)	Liens on Equity Interests of a joint venture securing Indebtedness of such joint venture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	Permitted Refinancing Indebtedness may not be incurred by a person other than the Issuer or a Guarantor to renew refund, refinance, replace, defease or discharge any Indebtedness of the Issuer or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plans of Reorganization” means (a) with respect to the Issuer and its Restricted Subsidiaries on the Issuer Date, shall have the meaning given such term in the Offering Memorandum and (b) with respect to any Person which becomes a Restricted Subsidiary after the Issue Date, means the plan of reorganization, plan of arrangement or similar agreement pursuant to which the debts of such Person were restructured and such Person emerged from Creditor Protection Proceedings.

“Qualified Equity Offering” means a public or private equity offering of Capital Stock (other than Disqualified Stock and other than issuances to an Affiliate of the Issuer) of the Issuer or any direct or indirect parent company of the Issuer, of at least $50.0 million; provided that, in the case of an offering or sale by a direct or indirect parent company of the Issuer, such parent company contributes to the capital of the Issuer the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under the third paragraph of “— Optional Redemption.”

“Qualified Proceeds” means any of the following or any combination of the following:

(1)	Cash Equivalents; and

(2)	the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary of the Issuer or such Person is merged or consolidated into the Issuer or any of its Restricted Subsidiaries.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Issuer, any of its Restricted Subsidiaries or any of their respective Subsidiaries pursuant to which the Issuer, such Restricted Subsidiaries or any of their respective Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by the Issuer, Restricted Subsidiaries or any such Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer, its Restricted Subsidiaries or any of their respective Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“QSPEs” means each of the following: (1) Calhoun Note Holdings AT LLC, (2) Calhoun Note Holdings TI LLC and (3) any other qualified special purpose entity created to facilitate the sale and/or the monetization of receivables from the sale of Timberlands.

“Receivables Entity” means a Subsidiary of the Issuer or any Restricted Subsidiary that engages in no activities other than in connection with the financing of accounts receivable or the holding of other Receivables Entities and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Entity. Any such designation by the Board of Directors of the Issuer will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof) to the extent such partnership is included in the consolidated financial statements of such Person.

“Timberlands” means any real property of the Issuer or any Restricted Subsidiary which contains standing timber which is (or upon completion of a growth cycle then in process is expected to become) of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development or sale, and not primarily for the production of any lumber or other timber products.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Issuer, excluding deferred income tax assets, prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with Applicable Accounting Standards with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt on the date of determination to (b) Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transactions” means, collectively, the issuance of the Notes offered hereby and the application of the net proceeds thereof in the manner set forth in the Confidential Offering Memorandum, dated as of April 26, 2013, relating to the original notes.

“Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to May 15, 2017; provided that if the period from such date of redemption to May 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to May 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (a) the QSPEs and (b) any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “— Certain covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

(3)	except as otherwise permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	except as otherwise permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” has not guaranteed or otherwise provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

“U.S. GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States in effect on the date of the Indenture.

“U.S. Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-owned Restricted Subsidiaries of such Person.

“Wholly-owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

Except as set forth below or in the “Description of the Notes,” the new notes will be issued in registered, global form (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this exchange offer.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream, Luxembourg), which may change from time to time.

The notes may be presented for registration of transfer and exchange at the corporate trust office of the notes trustee.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither we, the trustee, nor the paying agent take any responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, the paying agent, nor any agent of ours or the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only participants in Euroclear and Clearstream, Luxembourg, interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any paying agent nor the initial purchaser nor any of our or their agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in registered form if:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form (provided that under current industry practices, DTC would notify Participants of our determination, but would only withdraw beneficial interests from a Global Note at the request of Participants); or

•	there has occurred and is continuing a default or an event of default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The new notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the Global Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Global Notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the Global Notes by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The following is a summary of material U.S. federal income tax consequences of the exchange of original notes for new notes pursuant to the exchange offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address any other U.S. federal tax considerations, or considerations under the tax laws of any state, local or foreign jurisdiction.

The exchange of an original note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the original note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the original note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an original note for a new note pursuant to the exchange offer, any such holder will have the same adjusted tax basis and holding period in the new note as it had in the original note immediately before the exchange, and payments on the new notes will be treated in the same manner as such payments were treated with respect to the original notes. A holder who does not exchange its original notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer - Exchange Offer Procedures” in this prospectus and in the letter of transmittal. Additionally, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with the resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed in the registration rights agreement that, for a period beginning on the date the exchange offer is consummated and ending on the earlier of 30 days after the effective date of the registration statement of which this prospectus forms a part (which is the date of this prospectus) and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

•	We will not receive any proceeds from any sale of new notes by broker-dealers.

•	New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices.

•	Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes.

•	Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•	The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

For the period described above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. Any such requests should be made in the letter of transmittal where indicated or otherwise should be directed to Resolute Forest Products Inc., 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1, telephone: (514) 875–2515. For additional information about the obligations of participating broker–dealers in connection with the exchange offer and the resale of new notes, see “The Exchange Offer—Terms of the Exchange Offer.” We have agreed in the registration rights agreement to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker–dealer) and to indemnify the holders of the original notes (including any broker–dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The enforceability of the new notes and the guarantees offered in this prospectus, the binding obligations of Resolute and the Guarantors pertaining to such notes and guarantees and other matters will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters as to the guarantees given by FD Powerco LLC will be passed upon by Jackson Kelly PLLC, Morgantown, West Virginia.

EXPERTS

The consolidated financial statements of Resolute Forest Products Inc. and management’s assessment of the effectiveness of Resolute Forest Products Inc.’s internal control over financial reporting (which is included in Management’s Report on Financial Statements and Assessment of Internal Control over Financial Reporting) incorporated in this prospectus by reference to Resolute Forest Products Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other documents with the Commission under the Exchange Act. You may read and copy any document we file at the Commission public reference room located at the following address:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may call the Commission at 1-800-SEC-0330 for further information concerning the public reference room. Our Commission filings are also available at the Internet web site maintained by the Commission at http://www.sec.gov.

We also make available free of charge on or through our Internet web site (http://www.resolutefp.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, as well as Section 16 reports filed on Forms 3, 4 and 5, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Our Internet web site is not meant to be incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the Commission, which means that we disclose important information in this prospectus by referring you to the document that contains the information. The information we incorporate by reference is considered to be a part of this prospectus, and the information we file later with the Commission before the termination of the exchange offer will automatically update and supersede information filed earlier.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

This prospectus incorporates by reference the documents and information listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and on or after the date of this prospectus until we have exchanged all of the notes to which this prospectus relates or the offering is otherwise terminated, except that we do not incorporate by reference any information furnished under Item 2.02 or 7.01 in any Current Report on Form 8-K or any other information that we furnish to and do not file with the Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 as filed on March 3, 2014;

•	our Current Reports on Form 8-K filed on February 6, 2014 (solely with respect to Item 5.02) and February 10, 2014; and

•	the portions of our Definitive Proxy Statement, which we filed with the Commission on April 4, 2014, incorporated by reference by our Annual Report on Form 10-K for the year ended December 31, 2013 as filed on March 3, 2014.

You may obtain copies of any of these filings upon written or oral request by contacting us at the address and phone number indicated below.

Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montréal, Québec

CANADA H3C 2M1

(514) 875-2515

Attn: Corporate Secretary

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company or the initial purchasers. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the company since the date hereof.

PROSPECTUS

Resolute Forest Products Inc.

Offer to Exchange

5.875% Senior Notes due 2023,

which have been registered under the Securities Act of 1933,

for any and all outstanding

5.875% Senior Notes due 2023,

which have not been registered under the Securities Act of 1933

Until July 27, 2014 (90 days after the date of this prospectus), all dealers that effect transactions in the new notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

April 28, 2014